Exhibit 5.1

Alfred L. Browne

T: +1 617 937 2310

abrowne@cooley.com

October 13, 2015

Rapid7, Inc.

100 Summer Street

Boston, MA 02110

Ladies and Gentlemen:

We have acted as counsel to Rapid7, Inc., a Delaware corporation (the “Company”), and you have requested our opinion with respect to certain matters in connection with the filing by the Company, of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to an aggregate of 1,721,759 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), all of which are reserved for issuance as restricted stock awards under the Company’s 2015 Equity Incentive Plan, as amended (the “Plan”), or issuance of common stock upon the exercise of vested stock options originally issued under the 2014 Stock Incentive Plan of RevelOps, Inc., a Delaware corporation (“RevelOps”), which became exercisable for shares of the Company’s common stock upon assumption of such options by the Company as a result of the Mergers (as defined in that certain Agreement and Plan of Merger and Reorganization, dated as of October 9, 2015 (the “Merger Agreement”), by and between the Company, Rapid7 LLC, a Delaware limited liability company (“Acquiror”) and wholly owned subsidiary of the Company, Linda Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Acquiror, RevelOps, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Securityholders’ Agent (as defined therein)) and pursuant to the Merger Agreement.

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the Company’s Amended and Restated Certificate of Incorporation, and Bylaws, as currently in effect, the Plan and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares when sold and issued in accordance with the Plan, and when sold and issued in accordance with the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely, Cooley LLP

By:	/s/ Alfred Browne
Alfred Browne

500 Boylston Street, Boston, MA 02116-3736 T: (617) 937-2300 F: (617) 937-2400 www.cooley.com